UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2026

XPO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices) (Zip Code)

(855) 976-6951

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Eleventh Amendment to Term Loan Credit Agreement

On May 29, 2026 (the “Closing Date”), XPO, Inc. (the “Company”) entered into that certain Amendment No. 11 to Credit Agreement (the “Amendment”), by and among the Company, certain of its subsidiaries, as guarantors, the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent (the “Administrative Agent”), amending that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the effectiveness of the Amendment, the “Existing Term Loan B Credit Agreement” and, as amended by the Amendment, the “Amended Term Loan B Credit Agreement”), by and among the Company, its subsidiaries from time to time party thereto, as guarantors, the lenders from time to time party thereto and the Administrative Agent. Capitalized terms used in this section of Item 1.01 but not defined herein have the meaning ascribed to such terms in the Amendment or the Amended Term Loan B Credit Agreement, as applicable.

Pursuant to the Amendment, the Company incurred a new tranche of Term B-4 loans (the “2026 Term Loan B Facility”) in an initial aggregate principal amount of $385 million. The proceeds of the 2026 Term Loan B Facility, together with the proceeds from the Term Loan A Credit Facility (as defined below) will be used to refinance all of the indebtedness under the Existing Term Loan B Credit Agreement.

The loans under the 2026 Term Loan B Facility will mature on February 1, 2031. The 2026 Term Loan B Facility is guaranteed, subject to customary exceptions, by all of the Company’s wholly-owned domestic restricted subsidiaries (such subsidiaries, the “Guarantors”), and are secured by a lien on substantially all of the Company’s assets and the assets of the Guarantors, in each case, subject to customary exceptions. The liens securing the 2026 Term Loan B Facility are pari passu with the liens securing the Term Loan A Credit Facility and the Company’s existing revolving credit facility.

The 2026 Term Loan B Facility is subject to amortization of principal, payable in quarterly installments on the last business day of each fiscal quarter, equal to 1% of the original principal amount of the term loans under the 2026 Term Loan B Facility per annum, which amortization amounts are reduced by prepayments of term loans.

The 2026 Term Loan B Facility bears interest at a rate per annum equal to, at the Company’s option, either ABR or Term SOFR plus (i) in the case of ABR Loans, 0.50% or, (ii) in the case of Term SOFR Loans, 1.50%, which, in each case of clauses (i) and (ii), after November 29, 2026, shall be reduced by 0.125% upon the achievement of a Consolidated First Lien Net Leverage Ratio (as defined in the Amended Term Loan B Credit Agreement) of less than or equal to 1.21 to 1.00.

The Amended Term Loan B Credit Agreement contains customary mandatory prepayment requirements, representations and warranties, events of default, reporting and other affirmative covenants and negative covenants, including limitations on indebtedness, liens, investments, dividends, repayments of junior financings and asset sales, in each case subject to a number of important exceptions and qualifications. Failure to comply with these covenants and restrictions could result in an event of default under the Amended Term Loan B Credit Agreement. In such an event, all amounts outstanding under the Amended Term Loan B Credit Agreement, together with any accrued interest, could then be declared immediately due and payable.

The foregoing description of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Term Loan A Credit Agreement

On the Closing Date, the Company entered into a Senior Secured Term Loan A Credit Agreement, by and among the Company, certain of its subsidiaries, as guarantors, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the lenders (the “Term Loan A Credit Agreement”).

The Term Loan A Credit Agreement provides for, among other things, a senior secured term loan A facility in an initial aggregate amount of $500 million (the “Term Loan A Credit Facility”), which term loans (the “Term A Loans”) will be drawn in full by the Company on the Closing Date. The proceeds of the Term A Loans under the Term Loan A Credit Facility shall be used to repay in part the outstanding loans under the Existing Term Loan B Credit Agreement and to pay any transaction costs related to the Amendment and the Term Loan A Credit Agreement. Capitalized terms used in this section of Item 1.01 but not previously defined herein have the meaning ascribed to such terms in the Term Loan A Credit Agreement.

The maturity date of the Term Loan A Credit Facility is May 29, 2029; which maturity date may spring to the date that is 91 days prior to the maturity date of the Company’s 6.250% Senior Secured Notes due 2028 issued on May 24, 2023 in an initial aggregate principal amount of $830 million (the “2028 Notes”) unless (x) the aggregate principal amount of 2028 Notes outstanding on such date is less than or equal to $350 million or (y) Liquidity (as defined in the Term Loan A Credit Agreement) on such date is greater than or equal to the aggregate principal amount of 2028 Notes outstanding on such date. The Term Loan A Credit Facility is guaranteed, subject to customary exceptions, by all of the Guarantors, and is secured by a lien on substantially all of the Company’s assets and the assets of the Guarantors, in each case, subject to customary exceptions. The liens securing the Term Loan A Credit Facility are pari passu with the liens securing the 2026 Term Loan B Facility and the Company’s existing revolving credit facility. Upon the occurrence of a Fall-Away Event (as defined below), each of the Guarantors shall be automatically released from its guarantee of the Term Loan A Credit Facility and all liens securing the Term Loan A Credit Facility will be released.

The Term Loan A Credit Facility is subject to amortization of principal, payable in quarterly installments on the last business day of each fiscal quarter, commencing with the first fiscal quarter ending after the date that is two years after the Closing Date, equal to 5% of the original principal amount of the term loans under the Term Loan A Credit Facility per annum, which amortization amounts are reduced by prepayments of term loans.

The Term A Loans bear interest at a rate per annum equal to, at the Company’s option, either Term SOFR or the Base Rate plus (i) in the case of ABR Loans, 0.25% or, (ii) in the case of Term SOFR Loans, 1.25%, which, in each case of clauses (i) and (ii), on or after September 30, 2026, shall be reduced by 0.125% upon the achievement of a Consolidated Total Net Leverage Ratio (as defined in the Term Loan A Credit Agreement) of less than or equal to 2.00 to 1.00.

The Term Loan A Credit Agreement contains customary representations and warranties, events of default, reporting and other affirmative covenants and negative covenants, including limitations on indebtedness, liens, investments, dividends, repayments of junior financings and asset sales, in each case subject to a number of important exceptions and qualifications. Certain covenants under the Term Loan A Credit Agreement and the other Loan Documents will also terminate or be amended, on the terms set forth in the Term Loan A Credit Agreement, upon, among other things, the Company’s achievement of investment grade ratings from at least two rating agencies (a “Fall-Away Event”). In addition, the Term Loan A Credit Agreement requires the Company to maintain, (i) (x) prior to the occurrence of a Fall-Away Event, a Consolidated Secured Net Leverage Ratio (as defined in the Term Loan A Credit Agreement) of not greater than 3.00 to 1.00 (which may step up to 3.50 to 1.00 for four fiscal quarters in the event of the consummation of certain material acquisitions) or (y) after the occurrence of a Fall-Away Event, a Consolidated Total Net Leverage Ratio of 4.00 to 1.00 and (ii) an Interest Coverage Ratio of not less than 2.00 to 1.00. Failure to comply with the applicable covenants and restrictions could result in an event of default under the Term Loan A Credit Agreement. In such an event, amounts outstanding under the Term Loan A Credit Agreement, together with any accrued interest, could then be declared immediately due and payable.

The foregoing description of the Term Loan A Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Term Loan A Credit Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document
10.1	Amendment No. 11 to Credit Agreement, dated as of May 29, 2026, by and among XPO, Inc., the subsidiaries signatory thereto, as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.
10.2*	Senior Secured Term Loan A Credit Agreement, dated as of May 29, 2026, by and among XPO, Inc., the subsidiaries signatory thereto, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent and collateral agent.
104.1	Cover Page Interactive Data File (formatted as Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPO, INC.

Date: June 1, 2026

/s/ Kyle Wismans
Kyle Wismans
Chief Financial Officer